UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AGILE SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

AGILE SOFTWARE CORPORATION

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Dear Valued Agile Partner,

As was publicly announced on May 15, 2007, I’m pleased to inform you that Oracle Corporation has entered into an agreement to acquire Agile Software. This transaction is subject to shareholder and regulatory approval and the satisfaction of customary closing conditions. The transaction is expected to close in July. Until then, Agile and Oracle will continue to operate independently.

As you’re no doubt aware, Oracle is the largest enterprise software company in the world, and this acquisition is a tremendous opportunity for all Agile partners. This acquisition validates Agile’s commitment and dedication toward building a highly-valued, globally recognized company that is a force in the PLM industry with a great reputation for delivering value for our customers.

Oracle’s acquisition of Agile will result in a tremendous combination. Going forward, Agile’s PLM solutions will serve as the foundation of Oracle’s PLM offering. Together, we will have a best-in-class, integrated enterprise PLM offering and will continue to sell, support and advance Agile’s best-in-class solutions; integrated with both Oracle and non-Oracle environments.

In addition, our commitment to customer satisfaction will not change with the acquisition. In fact, we will be able to offer our customers and partners even more value through an improved global sale, service, support and product operation that complements Agile’s.

We realize many of you will have questions regarding this announcement. Please be assured that all of your existing contacts for Agile remain the same. Should things change we will contact you through normal channels. For more information on the acquisition you can go to our website at www.agile.com/oracle.

This is an exciting time for Agile, our customers and our partners. We are truly grateful for your contributions to our success.

Sincerely,

Jay Fulcher

President and CEO

Agile Software

In connection with the proposed transaction, Agile intends to file a proxy statement and Agile and Oracle intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Agile are urged to read the proxy statement and other relevant materials filed with the SEC and provided to you or otherwise publicly disclosed when they become available because they will contain important information about the proposed transaction. The proxy statement and any other documents filed by Agile or Oracle with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Agile may obtain free copies of the documents filed with the SEC by contacting Agile’s Investor Relations at 6373 San Ignacio Avenue, San Jose, California Telephone: 408-284-4000. You may also read and copy any reports, statements and other information filed by Agile with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Agile and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Agile stockholders in favor of the proposed transaction. Certain executive officers and directors of Agile have interests in the transaction that may differ from the interests of stockholders generally. These interests will be described in the proxy statement when it becomes available.